TRIBUNE AGREES TO SELL HOLDINGS IN QUNO TO DONOHUE INC.

CHICAGO, Sat., Dec. 23, 1995 -- Tribune Company has agreed to sell all its holdings in QUNO Corp., a leading Canadian newsprint producer, as part of QUNO's merger with Donohue Inc., a Quebec-based forest products company. Donohue will pay C$30.50 per common QUNO share, primarily in cash, plus notes and Donohue stock.

Tribune owns 34 percent of QUNO's common stock plus convertible debt. Upon conversion of the debt, Tribune's equity ownership percentage increases to 53 percent, or 19.2 million of 36 million common shares outstanding.

Tribune's gross proceeds from the sale will be valued at approximately US$425 million (C$585 million), consisting of approximately US$285 million cash, short term notes valued at approximately US$75 million and Donohue common stock currently worth about US$65 million. After-tax proceeds will be about US$330 million. Tribune will own about 6 percent of Donohue upon closing of the transaction, expected in the first quarter of 1996.

"We are extremely proud of our involvement in the Canadian forest products industry over these past 83 years, building and expanding two low-cost, environmentally clean mills and being a leader in recycling fiber for use in high-quality newsprint. Donohue will carry on that tradition," John W. Madigan, Tribune president and CEO, said. "Our strategies are now focused on growth in the publishing, broadcasting and new media/education businesses. We will use the proceeds from the sale to expand Tribune's media businesses and to fund our share-repurchase program."

QUNO is North America's sixth largest newsprint manufacturer, with pulp and paper mills at Thorold, Ontario, and Baie-Comeau, Quebec. It operates one of Canada's largest recycling operations and is a leading supplier of recycled newsprint. QUNO's common shares are listed on the Montreal and Toronto stock exchanges.

Donohue Inc. is a major Canadian integrated forest products company engaged in the managing and harvesting of timber resources and the production and sale of newsprint, market pulp and lumber. Its production facilities are among the most modern in the Canadian forest products industry. Donohue's common shares are listed on the Montreal and Toronto stock exchanges.Donohue Inc. is a subsidiary of Quebecor Inc.


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Tribune is a leading  information and entertainment  company.  Tribune publishes four daily newspapers, owns and operates eight television and five radio stations, produces and syndicates programming and information, and publishes books and information in print and multimedia formats.

Editors note: Donohue is releasing a simultaneous announcement in Canada. QUNO contact: Jim Lawn, (905) 641-4305. Donohue contact: Claude Vadboncoeur, (514) 877-5127.


MEDIA CONTACT:                                     INVESTOR CONTACT:
Robert D. Carr                                     Ruthellyn Musil
312/222-3763 (Office)    FAX 312/222-1573          312/222-3787 (Office)
708/545-0746 (Home)                                708/559-0852 (Home)
BCarr@tribune.com (Internet)                       RMusil@tribune.com (Internet)



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